Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Eurasia Energy Ltd.

and

Ronnie D. Guffey

dated as of September 3, 2021

i

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 3, 2021 (the “Execution Date”), by and among Eurasia Energy Ltd., a corporation formed under the laws of the British West Indies (“Purchaser”), Ronnie D. Guffey (“Seller”) and Artesian Valley Farm, LLC, a Colorado limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.7 hereof unless the context clearly provides otherwise.

WHEREAS, Seller owns all of the membership interests of the Company (the “Membership Interests”);

WHEREAS, Seller desires to contribute to Purchaser, and Purchaser desires to accept from Seller all of the Membership Interests and all rights and title to therein;

WHEREAS, in exchange for the Membership Interests, Purchaser desires to issue shares of its common stock to Seller; and

WHEREAS, Seller and Purchaser intend that issuance of Purchaser’s common stock be made pursuant to Section 351 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. CONTRIBUTION OF MEMBERSHIP INTERESTS; CLOSING

1.1 Contribution of the Membership Interests; Payment.

(a) On the terms and subject to the conditions of this Agreement, Seller shall contribute, transfer and deliver to Purchaser, and Purchaser shall accept from Seller, the Membership Interests for an aggregate purchase price (the “Purchase Price”) of Seventeen Million Nine Hundred Thousand Dollars ($17,900,000.00), which shall be paid by as follows:

(i) At the Closing:

(1) Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (the “Stock Consideration Price”) payable by deliver of common stock of the Purchaser (“Purchaser Stock”). The number of shares of Purchaser Stock to be paid shall be determined by dividing the Stock Consideration Price by the Average Price of Purchaser’s Stock. “Average Price” means the average last sale price of Purchaser’s Stock on the OTC Markets Group for the thirty trading days ending on the last trading day prior to the Closing Date. As of the Closing Date, the Parties estimate that the Average Price will be approximately Two Cents ($0.02) per share on the Closing Date, resulting in approximately Seven Hundred Twenty Five Million (725,000,000) shares of Purchaser Stock being issued to Seller;

(2) Five Hundred Thousand Dollars ($500,000), payable by delivery of a promissory note (the “Promissory Note”) with a term of two years, to be in a form substantially similar to the form attached hereto as Exhibit D and secured by a Security Agreement, to be in a form substantially similar to the form attached hereto as Exhibit E; and

(3) Two Million Nine Hundred Thousand Dollars ($2,900,000), payable by delivery of a secured promissory note (the “Secured Promissory Note”) with a maturity date of October 31, 2021 (the “Maturity Date”), to be in a form substantially similar to the form attached hereto as Exhibit F. The Purchaser shall remit fifty percent (50%) of all revenue or debt or capital raised between the Execution Date and the Maturity Date to the Seller as partial payment of the Secured Promissory Note.

(b) The contribution and acceptance of the Membership Interests is referred to in this Agreement as the “Acquisition.”

1.2 Closing Date. The closing of the Acquisition and the other transactions contemplated hereby (the “Closing”) shall take place two Business Days after the last of the conditions to Closing set forth in Article V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), and in any event no later than October 31, 2021, remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

1.3 Transactions to be Effected at the Closing. At the Closing:

(a) Seller shall deliver to Purchaser:

(i) An assignment of the Membership Interests to Purchaser;

(ii) An executed counterpart of the Security Agreement;

(iii) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(iv) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder; and

(v) The Company Disclosure Letter, which shall disclose as Section 1.3(a)(v):

(1) unaudited, reviewed financial statements of the Company through December 31, 2020;

(2) a list of all assets and liabilities of the Company as of the Closing Date; and

(3) a list of any written contract to which the Company is a party or by which any of its properties or assets is bound (each, a “Material Contract”) all of which will be attached to this Agreement as Exhibit C.

(b) Purchaser shall deliver to Seller:

(i) An executed counterpart of the Security Agreement;

(ii) An executed copy of the Promissory Note;

(iii) A certificate executed by Purchaser dated as of the Closing Date executed by a duly authorized officer of Purchaser certifying the accuracy Purchaser’s representations and warranties and satisfaction of Purchaser’s obligations under Article III, Article IV and Article V;

(iv) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(v) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

(vi) Resolutions of the Purchaser’s Shareholders and/or Board of Directors reflecting an amendment to Purchaser’s corporate documents in satisfaction of its obligations under Section 4.11; and

(vii) The Purchase Price.

II. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter, dated the date of this Agreement and delivered by Seller to Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood that disclosure in one section shall also apply to other sections to the extent it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other sections), Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

2.1 Organization.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Seller and the Company (i) has all requisite power and authority to own its properties and conduct its business as currently conducted and (ii) is duly qualified for the transaction of business under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Neither the Seller nor the Company is in breach or violation of any of its Organizational Documents, except for any breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.2 Capitalization. The Membership Interests comprise all of the issued and outstanding equity interests in the Company. All of the Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned of record and beneficially by Seller. All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants or other rights of any kind relating to the sale, issuance or voting of any Membership Interests or any securities convertible into or evidencing the right to purchase any Membership Interests. The Company does not own any substantial shares of capital stock of or controlling equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person other than those declared in its financial statements attached hereto in Exhibit C.

2.3 Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

2.4 Title to Membership Interests. Seller has good and valid title to the Membership Interests, free and clear of all Liens other than Permitted Liens. Upon Seller’s receipt of the Purchase Price, good and valid title to the Membership Interests will pass to Purchaser, free and clear of all Liens, other than those arising from acts of Purchaser and other than Permitted Liens.

2.5 No Conflicts; Consents.

(a) Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the execution and delivery by Seller of this Agreement do not, and the performance of this Agreement, including the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, (1) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation, bylaws or other Organizational Documents of Seller or the Company, (ii) any Material Contract, or (iii) any Law applicable to the Company or its properties or assets, other than in each case any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (2) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company.

(b) Except as set forth on Section 2.5(b) of the Company Disclosure Letter, no notice to, or Consent of, any Person, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Seller or the Company in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the Acquisition or the other transactions contemplated hereby except for such Consents, registrations, declarations or filings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.6 Brokers and Finders. Neither the Seller nor any Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

2.7 Disclaimer of Other Representations and Warranties. Except as otherwise expressly set forth in this Article II, Seller makes no other representations or warranties and expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the business of the Company or the assets of the Company, and Seller specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Company, or any part thereof.

III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

3.1 Organization.

(a) Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the British West Indies, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Purchaser is not in breach or violation of its articles of incorporation, bylaws, or other Organizational Documents.

3.2 Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

3.3 No Conflicts; Consents.

(a) The execution and delivery by Purchaser of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, (i) have a Purchaser Material Adverse Effect or (ii) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (A) its articles of incorporation, bylaws, other governing instrument or comparable Organizational Documents of Purchaser, (B) any contract to which Purchaser is a party or by which any of its properties or assets is bound, (C) any Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

3.4 Investment Representation. Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and its assets, liabilities, business and financial condition. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Membership Interests. Purchaser is acquiring the Membership Interests for its own account and for investment and not with a view toward or for sale in connection with any distribution (as such term in used in Section 2(a)(11) of the Securities Act) thereof in violation of the Securities Act. Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and understands that the Membership Interests have not been registered under the Securities Act or registered or qualified under any applicable state securities laws. Purchaser understands and agrees that the Membership Interests may not be sold, transferred, offered for sale or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

3.5 No Bad Actors. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

3.6 No Knowledge of Misrepresentation or Omission. To the Knowledge of the Purchaser, the representations and warranties of Seller made in this Agreement are true and correct. Purchaser does not have any actual knowledge of any material errors in, or material omissions from, any Section of the Company Disclosure Letter.

3.7 Brokers and Finders. Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.8 Solvency. As of the date hereof and as of the Closing Date, the Company is able to pay its debts as they become due and owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). As of the date hereof and as of the Closing Date, the Company has adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

3.9 Certain Purchaser Acknowledgments.

(a) Purchaser acknowledges that neither Seller nor the Company, nor any other Person acting on behalf of Seller or the Company or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Company or their respective businesses or assets, except as expressly set forth in Article II. Purchaser further agrees that neither Seller nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to Purchaser or Purchaser’s representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b) In connection with Purchaser’s investigation of the Company, Purchaser or Purchaser’s representatives may have received from or on behalf of Seller and the Company certain projections, including projected statements of operating revenues and income from operations of the Company or certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any other Person with respect thereto. Accordingly, neither Seller nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

3.10 Disclosure. The representations and warranties and statements of fact made by Purchaser in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

IV. COVENANTS

4.1 Access and Investigation. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Purchaser, Seller will, and will cause the Company and its representatives to, (a) afford Purchaser and its representatives and prospective lenders and their representatives reasonable access, to be determined in Seller’s sole discretion, to the Company’s personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, (b) furnish such Persons with copies of all such Contracts, books and records, and other documents and data as Purchaser may reasonably request, and (c) furnish such Persons with such additional financial, operating and other data and information as Purchaser may reasonably request.

4.2 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will not cause or permit the Company to, without the prior consent of Purchaser, (a) make any modifications to any Material Contract except in the ordinary course of business and consistent with past business practices, or (b) enter into any compromise or settlement of any pending or threatened Litigation.

4.3 Retention of Books and Records. For a period of seven (7) years following the Closing, Purchaser shall retain the books and records of the Company, and upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make photocopies, at the expense of Seller), during normal business hours, to such books and records.

4.4 Confidentiality. The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. This Section shall survive the termination of this Agreement.

4.5 Expenses; Transfer Taxes.

(a) Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, including all costs and expenses incurred pursuant to this Section 4.5.

(b) Notwithstanding anything to the contrary contained herein, Purchaser shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

4.6 Tax Treatment of Rollovers& Purchases. For U.S. federal income tax purposes and for relevant state income tax purposes, the parties hereby agree to treat (i) Seller’s contribution of the Membership Interests to Purchaser in exchange for the Purchaser Stock in an amount equal to the Stock Consideration Price as a contribution of property by the Seller to the Buyer pursuant to Section 351 of the Code and (ii) the remaining portion of the Purchase Price as a taxable sale by Seller and a taxable acquisition by Buyer of the assets of Target pursuant to Section 1001 of the Code. The parties shall file all Tax Returns in a manner consistent with the treatment provided herein and shall not take any position that is inconsistent with such treatment unless required to do so under applicable Laws pursuant to a determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local, or foreign Tax Law).

4.7 Post-Closing Cooperation. Seller and Purchaser shall cooperate with each other, and shall cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a reasonable period after the Closing to ensure the orderly transition of the Company from Seller to Purchaser and to minimize any disruption to the Company and the other respective businesses of Seller and Purchaser that may result from the transactions contemplated by this Agreement. After the Closing, upon reasonable written notice, Seller and Purchaser shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting matters.

4.8 Publicity. No public release or announcement concerning the Acquisition and the other transactions contemplated by this Agreement shall be issued by any Party prior to the Closing Date without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

4.9 Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to complete the Acquisition and to consummate the transactions contemplated by this Agreement. In furtherance of this Section, upon the closing of that certain real estate purchase and sale transaction between Eurasia Energy Ltd., as purchaser, and The Lower Ranch, LLC, as seller for the purchase and sale of that certain real estate property located at 2694 CR 222, Durango, CO 81303 (the “Real Property”), the Parties hereto agree that they will amend this Agreement and any necessary ancillary documents in order to reallocate the Purchase Price between the Membership Interests and the Real Property.

4.10 Survival and Right to Indemnification.

(a) All of Seller’s representations, warranties, covenants, and/or obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein for a two-year period from the Closing; however, that representations and warranties with respect to securities law matters shall survive for the applicable statute of limitations.

(b) All of Purchaser’s representations, warranties, covenants, and/or obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein for a two-year period from the Closing; however, that representations and warranties with respect to securities law matters shall survive for the applicable statute of limitations.

(c) Seller will indemnify and hold harmless Purchaser and its employees, officers, directors, agents and shareholders against any damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses (each, a “Claim” and collectively “Claims”) to which it or they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Seller herein in this Agreement.

(d) Purchaser will indemnify and hold harmless Seller and its employees, officers, directors, agents and shareholders against any Claims to which it or they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Purchaser herein in this Agreement.

(e) The party claiming indemnification is hereinafter referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” All Claims for indemnification by any Indemnified Party under this Section 4.10 shall be asserted as follows:

(i) In the event that any Claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within ten (10) business days from the date upon which the Indemnified Party has knowledge of such Claim, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”). The Indemnified Party’s failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability hereunder unless such failure materially prejudices the Indemnifying Party’s ability to defend against the claim or demand. The Indemnifying Party shall have 30 days from the giving of the Claim Notice (the “Notice Period”) to notify the Indemnified Party: (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim or demand, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claims or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which he shall deem necessary or appropriate to protect his interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that he does not dispute liability for indemnification under this Section 4.10 and that he desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by him to a final conclusion. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party (a “Material Conflict”). If requested by the Indemnifying Party and there is no Material Conflict, the Indemnified Party agrees to cooperate with the Indemnifying Party and his counsel in contesting any Claim or demand which the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any counterclaim against the person asserting the third-party Claim or demand, or any cross-complaint against any person. No Claim for which indemnity is sought hereunder and for which the Indemnifying Party has acknowledged liability for indemnification under this Section 4.10 may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(ii) In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Claim or demand being asserted against or sought to be collected from him by a third party, the Indemnified Party shall give a Claim Notice with respect to such Claim to the Indemnifying Party. If, after receipt of a Claim Notice, the Indemnifying Party does not notify the Indemnified Party within the Notice Period that he disputes such Claim, then the Indemnifying Party shall be deemed to have admitted liability for such Claim in the amount set forth in the Claim Notice.

(iii) The Indemnifying Party shall be given the opportunity to defend the respective Claim.

4.11 Purchaser Board Structure. for so long as the Promissory Note is outstanding, Ronnie Guffey shall have the right to appoint two members to the Purchaser’s Board of Directors. Following the repayment of the Promissory Note, Ronnie Guffey shall have the right to appoint one member to the Purchaser’s Board of Directors (each such member, an “Guffey Director”). Immediately after the Closing, the Purchaser’s Board of Directors shall consist of five members, including the Guffey Directors. The number of directors on the Purchaser’s Board of Directors shall not be increased without the consent of Ronnie Guffey.

V. CONDITIONS TO CLOSE

5.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All of Seller’s and Company’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if then made;

(b) All of the covenants and obligations that the Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at Purchaser’s reasonable satisfaction;

(c) Since the date of this Agreement, no event or circumstance shall have occurred that, individually, or in the aggregate, has had a Company Material Adverse Effect;

(d) There must not have been made by any Person who is not a party to this Agreement any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any equity or ownership interest in the Company, or (b) is entitled to all or any portion of the Purchase Price; and

(e) There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

5.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All of Purchaser’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made;

(b) All of the covenants and obligations that Purchaser is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at Seller’s reasonable satisfaction; and

(c) There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

VI. TERMINATION

6.1 Termination Events. Subject to Section 6.2, this Agreement may, by notice given before or at the Closing, be terminated:

(a) by mutual consent of Purchaser and Seller;

(b) by Purchaser if the satisfaction of any condition in Section 5.1 is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition; or

(c) by Seller if the satisfaction of any condition in Section 5.2 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Purchaser has not waived such condition.

6.2 Effect of Termination. Each Party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 4.4, 4.8, 7.9, 7.10, 7.11, 7.12, and 7.13 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of any other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies, including the right to an immediate refund of any amounts paid to the other Party under this Agreement, will survive such termination unimpaired.

VII. GENERAL PROVISIONS

7.1 Statutes. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been amended or re-enacted.

7.2 Non-Business Days. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

7.3 Amendments; Waivers. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Seller and Purchaser. By an instrument in writing, Purchaser or Seller may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.4 Assignment. This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any attempted assignment in violation of this Section 7.4 shall be void.

7.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6):

If to Purchaser, to:	Eurasia Energy Ltd. 1714 Duchess Drive Longmont, CO 80501 Email: [_____] Attention: [_____]

If to Seller, to:	Ron D Guffey 2694 County Road 222 Durango, CO, 81303, US Email: guffeydurango@gmail.com

with a copy (which will not constitute notice) to:	Moye White LLP 1400 16th St., Suite 600 Denver. CO 80202 Email: eric.liebman@moyewhite.com Attention: Eric Liebman, Esq.

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

7.7 Interpretation; Exhibits and Sections; Certain Definitions.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits hereto and the Company Disclosure Letter, attached hereto as Exhibit B.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For all purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado are authorized or required by Law or other governmental action to close.

“Company Material Adverse Effect” means any event, change, development, effect or occurrence (an “Effect”) that, individually or together with any other Effect, is materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any Effect to the extent resulting from the following: (a) any Effect affecting the businesses or industries in which the Company operates (including general pricing changes), (b) any change in general economic or business conditions, including changes in the financial, securities or credit markets (including changes in interest rates and currency rates), or changes in such conditions in any area in which the Company operates, (c) any change in global or national political conditions, (d) the negotiation, execution, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement, (e) any failure, in and of itself, of the Company to meet any estimates, expectations, forecasts or projections, including revenues, earnings or other measures of financial performance, for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (a), (b), (c), (d), (f), (g), (h), (i) or (j) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred, (f) any change in GAAP or other accounting standards or any change in any Laws or interpretations thereof, in each case, after the date of this Agreement, (g) any act of God or any change that is the result of any outbreak or escalation of acts of war, material armed hostilities or other material international or national calamity, acts of terrorism, natural disasters, epidemic, or pandemic, (h) any loss of or adverse change in the business relationship between the Company, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (i) any fees, expenses or change of control payments incurred in connection with this Agreement and the transactions contemplated by this Agreement or (j) any action expressly required or permitted by this Agreement, including actions required to be taken by this Agreement upon the specific request of Purchaser, or the failure to take any actions due to the restrictions set forth in this Agreement; except, with respect to clauses (a), (b), (c), (f) or (g), so long as such changes do not have a disproportionate adverse impact on the Company, taken as a whole, relative to other businesses of similar size operating in the same industry in which the Company operates.

“Consent” means any consent, approval, authorization, permit, clearances, exemption and notice.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, deeds, undertakings, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation or proceeding of any nature, civil, criminal, regulatory or otherwise, at law or in equity.

“Order” means order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” means any of Purchaser, Seller or the Company, and “Parties” means all of them collectively.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges or assessments not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

“Purchaser’s Knowledge” or “Knowledge of the Purchaser” means the actual knowledge of Bernie O’Neill.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge” or “Knowledge of the Seller” means the actual knowledge of Ronnie D. Guffey.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(d) Index of Defined Terms.

Defined Term	Section	Page
Agreement	Preamble	1
Acquisition	1.1(c)	1
Claim(s)	4.9(b)	9
Claim Notice	4.9(c)	9
Closing	1.2	1
Closing Date	1.2	1
Company	Preamble	1
Company Disclosure Letter	Article II	2
Effect	Definition of “Company Material Adverse Effect”	14
Indemnified Party	4.9(b)	9
Material Contract	1.3(a)(iv)	2
Material Conflict	4.9(c)	9
Membership Interests	Preamble	1
Notice Period	4.9(c)	9
Purchase Price	1.1(a)	1
Purchaser	Preamble	1
Revenue Share	4.10(b)	10
Seller	Preamble	1

7.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), will have the same effect as physical delivery of the paper document bearing an original signature.

7.9 Entire Agreement; Survival. This Agreement (including the Exhibits to this Agreement) and the Company Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

7.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Colorado.

7.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

7.13 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the District of Colorado, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the United States District Court for the District of Colorado, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Colorado, and any appellate court from any thereof, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the United States District Court for the District of Colorado, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Colorado, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the District of Colorado, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Colorado, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the United States District Court for the District of Colorado, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Colorado, and any appellate court from any thereof. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

7.14 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement. The Purchaser acknowledges that Moye White LLP has acted as legal counsel to Seller and Company in connection with this transaction. The Purchaser waives any claims that such representation represents a conflict of interest on the part of Moye White LLP.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

PURCHASER:

Eurasia Energy Ltd.

By:	/s/ Marilyn Giulia Roosevelt
	Name:	Marilyn Giulia Roosevelt
	Title:	Director

SELLER:

Ronnie D. Guffey

By:	/s/ Ronnie Dale Guffey
Ronnie Dale Guffey
Sole Member